Exhibit 23.1

                          Independent Auditors' Consent

To the Board of Directors and Shareholders of Footstar, Inc.:

We consent to incorporation by reference in the registration statements (No. 33-20731 and No. 33-30011) on Form S-8 of Footstar, Inc. of our report dated February 8, 1999, relating to the consolidated balance sheets of Footstar, Inc. and Subsidiary Companies as of January 2, 1999 and January 3, 1998 and the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended January 2, 1999 and the related schedule, which report appears or is incorporated by reference in the January 2, 1999 annual report on Form 10-K of Footstar, Inc.

/s/ KPMG LLP

Short Hills, NJ
March 29, 1999